Exhibit 99.02

Transcript, dated October 2, 2003,  of the Registrant’s publicly available investor and analyst pre-announcement conference call and the questions and answers session immediately following,  revising the Registrant’s financial outlook for the quarter ended September 30, 2003.

Operator:  Good day everyone and welcome to the Silicon Image third quarter earnings pre-announcement conference call.  Today’s call is being recorded.

At this time, I would like to turn the call over to Bob Gargus, Chief Financial Officer.  Please go ahead, sir.

Bob Gargus:  Good afternoon and welcome to the Silicon Image third quarter pre-announcement teleconference.  I am Bob Gargus, Silicon Image’s Chief Financial Officer.  Here with me today is David Lee, Chief Executive Officer and founder of Silicon Image and Steve Tirado, President.

During the call today, we will make comments regarding the future performance of the company.  These may include comments concerning our expected operating results, product introductions and standards announcement.  We may also make comments regarding events that could potentially impact the company’s future.

Many factors taken individually or in combination could effect future business conditions and company results so that actual results may materially differ from what is described in these forward looking comments.  I encourage you to familiarize yourself with our most recent 10-K and 10-Q reports, in particular, the information under the caption, “Factors effecting future results.”  These reports describe relevant risk factors that could affect future outcomes.  In addition, during the call today we might highlight other factors that could impact any projection or other forward looking statement unless otherwise stated, all amounts, results, projections and preliminary results being discussed today are on a pro-forma basis which excludes amortization of goodwill and intangible assets, stock compensation expense, patent defense costs, acquisition integration costs, restructuring costs and gains on escrow settlements.

The purpose of this call is to inform everyone of the change in our expected Q3 financial results.  It is not intended to take the place of our regular earnings analyst call which is scheduled for 2:00 on Thursday, October 16th.  We are still in the process of closing the books and are not prepared to get into the level of detail that we will on October 16th.  We also cannot or will not answer questions that would imply or update forward guidance.  As such, you can ask your questions but I ask you to respect that we may not be able to answer the questions until our meeting on the 16th.

With that, let me now turn the call over to Steve Tirado, our President who will give a brief commentary on the quarter before opening the call up for questions and answers.

Steve Tirado:  Thank you, Bob.  We believe that our overall revenue for the quarter will be in the range of $24 to $24.5 million.  This would, basically, be flat with the $24.3 million achieved in Q2.  The reason for the range is simply that we are still closing the books and royalties are an estimate — or an estimate as the final royalty reports have not been received from our licensed fees.  The most significant factor contributing to our revenue shortfall was in the licensing area.

We have previously given guidance to $4 to $5 million in our July conference call.  We believe licensing revenues for the third quarter will be in the range of $1.5 to $2 million.  Many of our licensing deals are large and so our licensing revenue is lumpy.  We were unable to close one of a few large deals at the end in the quarter and this created the shortfall.  I also want to point out that the licensing revenues for 2003 as well as our backlog numbers do not include any contributions from the Genesis settlement and that the deal that did not close were in no way related to or influenced by the Genesis litigation.  As a result of the miss in licensing revenue, the company now expects to record a pro-forma loss for the quarter that is believed to be in the range of $500,000.  The delta between this and the street consensus of $700,000 pro-forma profit would apply equally to the GAAP numbers.

I want to point out that during the quarter, we also saw our product revenues grow approximately 14 percent over Q2 to around $22.5 million.  This is significantly better than the street consensus around $21 million.  We also saw our general business conditions improve significantly.  Our bookings were very strong and we are entering Q4 with over $24 million in backlog visibility that represents almost 90 percent of the current Q4 street consensus.  The order patterns for the quarter showed a sharp increase starting in the month of August and have continued to be robust.

In summary, a licensing deal moved out of the quarter but our order pattern and backlog have grown significantly and continue to be strong.  We will provide more details in our upcoming conference call on October 16th.  I’d now like to open the call for questions — Operator.

Operator:  The question and answer session will be conducted electronically today.  If you’d like to ask a question, please signal by pressing the star key followed by the number one on your touch-tone telephone.  If you’re using a speakerphone, please make sure that your mute button is turned off to allow your signal to reach our equipment.  Once again, please press star one if you’d like to ask a question.

Our first question today comes from Michael Masdea from CS First Boston.

Michael Masdea:  Great.  Thanks guys.  So, you know, now the bottom line here, it sounds like things were coming in stronger and just a licensing piece just flipped a little bit — that’s fair?

Steve Tirado:  That’s right.

Michael Masdea:  All right.  And if you look at your backlog — you talk about having close to 90 percent — how much of that requires licensing or are those deals set or do those need to close in the quarter — do we have the same risk going into the fourth quarter?

Steve Tirado:  Well, backlog is backlog.  I mean, those are deals or orders already done and on the books.

Michael Masdea:  And then that does not include any Genesis, also, is that correct?

Steve Tirado:  That’s correct.

Michael Masdea:  Right and if you could give us a little bit of update on how the traction’s going on the consumer electronics side with your new standard and also if you could give us a quick update on the Serial ATA lay of the land?

Steve Tirado:  Yes.  I’d really prefer to hold some of the detailed information for our guidance calls and what I can tell you is that the semi-conducted portion of the business, generally, you know, exceeded expectations.  The — at the — I can also share with you [that] at the media show which was just held recently.  There were really, a large number of manufacturers now showing HDMI.  In fact, it’s roughly 21 products were shown at the show so we’re seeing a lot of very quick traction for HDMI in the market place.

Michael Masdea:  When you said — when you said the semiside’s better, you’re talking about HDMI?

Steve Tirado:  No, I’d think semiside, in general ...

Michael Masdea:  OK.

Steve Tirado:  ...exceeded expectations.  I’m not really breaking out where that ...

Michael Masdea:  OK.  Great.  Thanks a lot.

Steve Tirado:  You’re welcome.

Operator:  Once again, please press star one if you’d like to ask a question.  Next, we’ll go to Jon Gruber from Gruber and McBaine.

Jon Gruber:  Hi.  Good afternoon.  A quick question on the license side — the — was it one deal slipped and, if so, what’s — when do you expect to close that if you expect to close it and what’s the outlook for license this quarter.  I mean, is this just a one quarter miss or is this, you know, we’re pushing things six months to the right or three months to the right or how do you sort of look at it?

Steve Tirado:  We have, in any given time frame, and many of our deals are very large — we will have a few of them going on in any point in time and so what happened here is it just edged over the line.

John Gruber:  So you expect to close it this month, then?

Steve Tirado:  Well, I’d like to sort of save the details of that for the guidance call which is coming up very shortly.

John Gruber:  Well, if you’re not going to answer any questions in this call, why are you having it.  I don’t get it.  Serious.

Steve Tirado:  Thanks, Jon.

John Gruber:  Pardon me?

Steve Tirado:  I said, “Thanks, Jon.”

John Gruber:  Yes …

Operator:  ... with the PAW Partners.

James Bash:  Yes.  Hi.  How are you guys doing?

Steve Tirado:  OK.

James Bash:  A couple of questions for you — one is, you — just talking about the, you know, the significant level of backlog heading into Q4 — so it sounds like there’s only 10 percent turns business required if all that backlog is, you know, buffed in Q4 to make Q4 numbers.  Can you compare that, you know, can you talk about the trend in terms of turns business required to meet street revenue expectations that you guys have had over the last few quarters and also, going into Q4, you know, can we kind of compare what you would need in terms on an apples-to-apples basis from other quarters.  Is there any type of seasonality in Q4 for turns?

Bob Gargus:  This is Bob Gargus and our turns the last few quarter — we entered the last few quarters with around 50 to 60 percent visibility going into the quarter ...

James Bash:  Yes.

Bob Gargus:  We entered the third quarter with about 60 percent visibility.  In terms of the historical pattern, it has been pretty variable if you go back a couple of years ago — we had as low as 20 to 30 percent visibility but in the more recent quarters, I’d say we’ve been averaging 50 to 60.

Harry Gladstone:  So this is, you know, this is a significant step up.

Bob Gargus:  That’s correct.

Harry Gladstone:  Just also quickly, HDMI, is it all at .18 Micron and also, in terms of the Serial ATA business, you know, any type of competitive threats down the road from Intel — if you could talk about the competitive environment of Serial ATA.

Steve Tirado:  You want to know about process geometry for HDMI?

Harry Gladstone:  Yes.

Steve Tirado:  The part that we have in the market today are .35.

Harry Gladstone:  It’s all .35?

Steve Tirado:  Yes.

Harry Gladstone:  OK and then the Serial ATA competitive question with Intel.

Steve Tirado:  Well, Intel is in the market today, you know, with their ICH5 which incorporates two Serial ATA ports so that’s out there.  There is still, as I said, many other conference calls of market beyond the Intel platform as well as for the server market in the high-end workstation market where people want — as well as the enterprise market where people want multiple ports or are looking for high performance.  We just recently announced a three-gig event Serial ATA solution that includes a lot of performance tuning that brings the performance way up comparable to SCSI and so, there are many parts of the market, typically at the higher end where we’re continuing to sell.

Harry Gladstone:  OK.  Is there anything in Intel’s road map on Serial ATA that’s a cause for concern for you?

Steve Tirado:  Well, I mean, I think that Intel will continue to, you know, add ports and over time, eventually, it’ll increase performance.

Harry Gladstone:  How do you differentiate yourself, then?

Steve Tirado:  Yes.  So there are a variety of ways that we’re doing that today and over time that changes, right, so we will continue to stay, you know, ahead of the game in terms of performance and all to offer, you know, more ports. But, I think, more importantly, we think Serial ATA represents an opportunity for us to do some very interesting things with respect to the way the whole (raid) market is attacked.  I can’t get into more detail than that but there really is an opportunity for some creative chip integrations and those are the kinds of things that we’ll be talking about getting into 2004.

Harry Gladstone:  OK.

Operator:  Moving on.  We’ll go to Karl Motey from Wachovia Securities.

Karl Motey:  Thanks.  I had a couple of questions.  One was — was there any contribution from Storage Systems during the quarter?

Steve Tirado:  In what sense, you mean ...

Karl Motey:  Revenue — was there any revenue from Storage Systems?

Bob Gargus:  Yes, Karl.  It was about $.3 million.

Karl Motey:  $.3.  OK.  Great and in terms of the rest of your product revenue — do you have a sense as to how much of the strength that you’re seeing is a seasonal build versus a more sustainable product cycle-driven or design win driven market share or gain —

something to that effect that’s impacting you that’s going to potentially sustainable beyond just Q4?

Steve Tirado:  You know, our company, you know, the good and bad of it is that we are an adoption sensitive and what we’re beginning to see is, you know, better adoption — better uptake — a lot more design wins than we’ve been flagging this for a while and now it’s starting to show itself in the order pattern.

Karl Motey:  Good.  Thanks.

Operator:  Once again, please press star one if you’d like to ask a question.  Your line is open.  Please go ahead.

Bob Gargus:  OK.  Well, with that, we’d like to thank everybody for attending the call and again, we’ll look forward to talking to you on October 16th and at which time we’ll spend more on what happens in the business and give you a lot more details along with updating the guidance and with that, we’ll conclude the discussion today.  Thank you.

Operator:  That concludes today’s conference call.  Thank you all for your participation.  You may now disconnect.

END